EXHIBIT 99.1

Great Lakes Concludes Strategic Review With Greenhill & Co.; Reports Second Quarter Results

OAK BROOK, Ill., Aug. 04, 2016 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and infrastructure services, today reported financial results for the quarter ended June 30, 2016.

For the three months ended June 30, 2016, Great Lakes reported revenue of $192.2 million, net loss of $1.7 million and Adjusted EBITDA of $18.3 million.

Chairman of the Board of Directors, Mike Walsh, commented, “On October 16, 2015 the Company's Board of Directors initiated a process to review potential strategic alternatives for the Company.  Since that date, the Board undertook a deliberate and comprehensive evaluation of potential alternatives.  The process commenced with the understanding of our advisors that we would execute a transaction only if it provided for the value we see in our expectations for the ATB hopper dredge once it is operational in 2017, as well as our plan to turnaround the Environmental & infrastructure (E&I) segment.  The Board, in conjunction with its advisors, concluded that we best serve our stockholders by focusing on executing our current strategic plan, including having the ATB join our hopper fleet and returning the E&I segment to profitability by divesting non-profitable services and focusing on its core strengths.  As a result, after a thorough and fulsome analysis, the strategic review process has been concluded.”

Chief Executive Officer Jonathan Berger stated, “Subsequent to the second quarter close, as part of our strategic plan, the Company entered into a definitive agreement to sell the assets associated with certain services lines of the Terra Contracting Services, LLC business – excluding the assets supporting the remediation service line – for a minimum $11.5 million.  Management believes that consolidating the E&I segment and focusing on its core competencies – remediation and geotechnical construction – fits with GLDD’s strategic vision to be a leading provider of these services, with the pursuit of targeting large-scale contracts that best leverage the Company’s operational expertise, financial, and brand strengths.  We expect the transaction to close by the end of the month.

“The Dredging segment performed well on several domestic projects during the second quarter, which partially offset the loss of the high margin foreign capital deepening work in the Suez Canal performed in the prior year quarter.  Due to the slowdown in the international market and as part of our strategy to optimize our fleet, the Company sold the Reem Island, an older, foreign-flagged hopper dredge, during the quarter resulting in net cash proceeds of $10 million.  There was a $0.7 million loss recorded on the income statement associated with the sale of this vessel.  However, we will save approximately $1.6 million in costs related to its operation in the second half of the year.

“Finally, in the E&I segment, GLEI executed well on several projects and Terra is nearing completion of a legacy project that incurred additional losses in the quarter due to differing site conditions for which claims and change orders have been submitted.  This loss and lower revenue during the quarter was insufficient to cover the segment’s fixed costs.”

Mark Marinko, Chief Financial Officer, added, “Through the first six months of the year, we invested $11.3 million of our free cash flow to finance the construction cost of our ATB.  As stated previously, we expect to continue to deploy our free cash flow for the remainder of the year to complete construction on this vessel.”

Second Quarter 2016 Highlights

Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited in 000)

	Three Months Ended
	June 30,
	2016			2015
	Dredging	Environmental & infrastructure	Total Consolidated	Dredging	Environmental & infrastructure	Total Consolidated	Total Consol. Variance
Revenue	$153,661	$39,782	$192,192	$190,046	$49,926	$238,877	$(46,685)

Gross Profit	24,070	186	24,256	30,384	1,903	32,287	(8,031)
Gross Profit Margin	15.7%	0.5%	12.6%	16.0%	3.8%	13.5%

Operating Income (Loss)	10,624	(6,806)	3,818	18,115	(4,126)	13,989	(10,171)
Operating Margin	6.9%	-17.1%	2.0%	9.5%	-8.3%	5.9%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue in the second quarter of 2016 decreased over the prior year period primarily due to lower foreign and domestic capital revenue, partially offset by higher coastal protection, rivers & lakes and maintenance revenues.
  Gross profit margin in the second quarter of 2016 was essentially flat compared to the second quarter of 2015, with strong execution on several domestic projects, particularly coastal protection and rivers & lakes work, offsetting lower foreign margin.
  Operating income decreased 41.4% in the second quarter of 2016 compared to the prior year quarter primarily due to lower gross profit on lower revenue.  The second quarter or 2016 includes a $0.7 million loss on sale of assets related to the sale of the Reem Island, a dredge that was a part of the foreign fleet.
  Dredging backlog was $622.6 million at the end of the second quarter, which is a decrease of $55.1 million compared to backlog at December 31, 2015.

Environmental & Infrastructure

  Revenue decreased in the first quarter of 2016 compared to the first quarter of 2015  primarily as a result of lower remediation revenue earned in the Midwest.
  Gross profit margin declined in the second quarter of 2016 primarily as a result of one legacy project with a loss of $1.8 million, higher operating overhead and underutilized equipment, which was partially offset by an improvement in project execution, particularly at our GLEI (formerly known as Magnus) entity.  Gross profit margin improved from 11% to 17% for this entity.
  Operating loss increased by $2.7 million in the second quarter of 2016 due to lower gross profit margin.  Within G&A expense, the loss in the prior year period included a $7.0 million benefit related to a reduction in the seller note and $1.7 million amortization of intangibles versus $0.2 million in the current year period. Additionally, a $2.8 million goodwill impairment charge related to the Terra Contracting Services unit was included in the prior year period.  In total, the net benefit of these one-time items was $2.7 million.  Excluding the one-time items, G&A expense, primarily related to labor, decreased $1.7 million in the current year quarter compared to the second quarter of 2015.
  Backlog was $54.0 million at the end of the second quarter, which is a decrease of $19.3 million compared to backlog at December 31, 2015.

Total Company

  Net loss was $1.7 million compared to net income of $2.7 million in the second quarter of 2015.  The loss in the current period includes income tax benefit of $0.8 million and interest expense of $5.9 million.  Net income in the second quarter of 2015 includes income tax expense of $2.5 million, interest expense of $5.6 million and $2.6 million equity in loss of joint ventures related to the two joint ventures that are being dissolved.
  Adjusted EBITDA was $18.3 million, a $15.1 million decrease from $33.4 million in the second quarter of 2015.
  Cash at June 30, 2016 was $21.2 million, with total debt of $375.8 million ($55.5 million short-term debt and $320.3 million long-term debt).
  Total Company backlog at June 30, 2016 was $676.6 million.

Six Months Ended June 30, 2016 Highlights

Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited in 000)

	Six Months Ended
	June 30,
	2016			2015
	Dredging	Environmental & infrastructure	Total Consolidated	Dredging	Environmental & infrastructure	Total Consolidated	Total Consol. Variance
Revenue	$298,674	$58,872	$355,311	$344,174	$71,478	$413,434	$(58,123)

Gross Profit	47,420	(3,174)	44,246	48,647	(5,679)	42,969	1,277
Gross Profit Margin	15.9%	-5.4%	12.5%	14.1%	-7.9%	10.4%

Operating Income (Loss)	21,209	(17,480)	3,729	25,989	(19,258)	6,731	(3,002)
Operating Margin	7.1%	-29.7%	1.0%	7.6%	-26.9%	1.6%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue decreased in the six months ended June 30, 2016 compared to the same period in the prior year primarily driven by lower foreign and domestic capital revenue, partially offset by higher coastal protection and rivers & lakes dredging revenue.
  Gross profit margin increased during the first six months of 2016 compared to the first six months in 2015, primarily due to project mix and increased domestic utilization, partially offset by lower foreign margin.
  Operating income decreased in the first six months of 2016 compared to the prior year period, driven by lower gross profit on lower revenues and higher G&A due to legal expense.

Environmental & Infrastructure

  Revenue decreased in the six months ended June 30, 2016 over the same period of the prior year, primarily as a result of lower remediation revenue in the Midwest.  The first six months of 2015 included revenue from several large jobs that were completed and not replaced in 2016.
  Negative gross profit improved for the first six months of 2016 over the same period of the prior year primarily as a result of improved project execution offset by increased overhead and underutilized equipment.
  Operating loss improved by $1.8 million in the first six months of 2016 compared to the prior year period due to the improvement in negative gross profit. Within G&A, the loss in the prior year period included the $7.0 million reduction in the seller note and $3.5 million amortization of intangibles versus $0.5 million in the current year period. In addition, the prior year period included $2.8 million goodwill impairment charge related to the Terra Contracting Services reporting unit.  In total, the net benefit in 2015 of these one-time items was $1.2 million.

Total Company

  Net loss was $5.8 million for the first six months of 2016 compared to net loss of $5.7 million in the same period 2015.  The loss in the prior year period also included $3.7 million of equity in the loss of joint ventures related to the two joint ventures currently being dissolved.
  Adjusted EBITDA for the first six months of 2016 was $31.3 million, down from $37.7 million in the first six months of 2015 due to lower operating income, depreciation, amortization and higher interest expense.
  Total capital expenditures for the first six months of 2016 were $29.1 million, of which $11.3 million was spent for the new ATB.  In the first six months of the prior year, total capital expenditures were $46.6 million, including $12.1 million for the ATB, $15.6 million to purchase a vessel that was formerly leased and the remainder for improvements to the fleet and the addition of land equipment.

Outlook

Mr. Berger concluded, “The domestic dredging bid market totaled $222 million during the second quarter of 2016.  Our dredging segment won 27% of our addressable bid market, which is below the average combined dredging bid market share over the prior three years.  The $39 million Dare County Beaches project is a significant portion of our awards for the second quarter.  As previously stated, we went into the year with significantly more of our vessels scheduled for work than is typical, which is partly why our percentage of bids won was below our average for the quarter.

“Subsequent to the quarter end, we were awarded approximately $93 million in additional work, including four coastal protection awards totaling $85 million and a rivers & lakes award valued at $8 million, with an additional $6 million in options that could be awarded.  With our backlog in place, we continue to expect to have a strong year in the domestic dredging market and will be safely executing on our projects.

“We expect several large Superstorm Sandy-related coastal protection projects along the New Jersey and Long Island, New York shoreline to bid in the second half of the year, in addition to a deepening project in Philadelphia and coastal restoration projects in the Gulf of Mexico.

“Internationally, work commenced during the second quarter on two subcontracts in the Middle East valued at approximately $55 million.  We are pursuing additional opportunities in the region and also assessing sales or retirements of several older vessels in our fleet based outside of the United States.

“Within our E&I segment, we will continue to take meaningful steps to continue to align the cost structure with anticipated revenue.  With the sale of the non-core assets and exit from non-core business lines, we will focus on execution of our longer term strategy and return the segment to profitability.”

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Thursday, August 4, 2016 at 9:00 a.m. C.D.T. (10:00 a.m. E.D.T.). The call in number is 877-377-7553 and Conference ID is 44114349. The conference call will be available by replay until Friday, August 5, 2016, by calling 855-859-2056 and providing Conference ID 44114349. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA

Adjusted EBITDA, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, Adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation ("Great Lakes" or the "Company") is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and infrastructure services on land and water. The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 126-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability in the Middle East; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previously-recorded revenue and profit due to our use of the percentage-of-completion method of accounting; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels; our becoming liable for the obligations of joint ventures, partners and subcontractors; risks associated with the review and conclusion of potential strategic alternatives by our Board of Directors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2015, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Contract revenues	$192,192	$238,877	$355,311	$413,434
Gross profit	24,256	32,287	44,246	42,969
General and administrative expenses	19,751	15,543	39,840	33,491
Impairment of goodwill	—	2,750	—	2,750
(Gain) loss on sale of assets—net	687	5	677	(3)
Operating income	3,818	13,989	3,729	6,731
Interest expense—net	(5,903)	(5,567)	(11,624)	(11,197)
Equity in earnings (loss) of joint ventures	128	(2,616)	13	(3,714)
Other expense	(518)	(618)	(1,281)	(1,059)
Income (loss) before income taxes	(2,475)	5,188	(9,163)	(9,239)
Income tax (provision) benefit	756	(2,464)	3,409	3,573
Net income (loss)	$(1,719)	$2,724	$(5,754)	$(5,666)

Basic earnings (loss) per share	$(0.03)	$0.05	$(0.10)	$(0.09)
Basic weighted average shares	60,711	60,473	60,609	60,369

Diluted earnings (loss) per share	$(0.03)	$0.05	$(0.10)	$(0.09)
Diluted weighted average shares	60,711	60,924	60,609	60,369

Great Lakes Dredge & Dock Corporation
Reconciliation of Net loss to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income (loss)	$(1,719)	$2,724	$(5,754)	$(5,666)
Adjusted for:
Interest expense—net	5,903	5,567	11,624	11,197
Income tax provision (benefit)	(756)	2,464	(3,409)	(3,573)
Depreciation and amortization	14,892	19,872	28,820	33,025
Impairment of goodwill	—	2,750	—	2,750
Adjusted EBITDA	$18,320	$33,377	$31,281	$37,733

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2016	2015

Cash and cash equivalents	$21,236	$14,184
Total current assets	318,251	329,733
Total assets	879,909	898,124
Total current liabilities	219,707	205,690
Long-term debt	320,319	345,790
Total equity	249,235	252,173

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues	2016	2015	2016	2015
Dredging:
Capital - U.S.	$40,335	$57,742	$92,272	$105,099
Capital - foreign	11,683	47,539	13,192	89,238
Coastal protection	57,426	51,576	104,639	71,648
Maintenance	28,641	26,129	66,224	68,276
Rivers & lakes	15,576	7,060	22,347	9,913
Total dredging revenues	153,661	190,046	298,674	344,174
Environmental & infrastructure	39,782	49,926	58,872	71,478
Intersegment revenue	(1,251)	(1,095)	(2,235)	(2,218)
Total revenues	$192,192	$238,877	$355,311	$413,434

	As of
	June 30,	December 31,	June 30,
Backlog	2016	2015	2015
Dredging:
Capital - U.S.	$344,230	$411,506	$253,462
Capital - foreign	39,271	1,750	55,599
Coastal protection	149,748	118,858	178,560
Maintenance	21,077	77,995	28,990
Rivers & lakes	68,263	67,589	85,939
Total dredging backlog	622,589	677,698	602,550
Environmental & infrastructure	54,014	73,349	149,498
Total backlog	$676,603	$751,047	$752,048

GLDD FIN

For further information contact:
Mary Morrissey
Investor Relations
630-574-3467